UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FEDERAL REALTY INVESTMENT TRUST
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 27, 2015

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Wednesday, May 6, 2015 at 10:00 a.m. This year’s meeting will be held at AMP by Strathmore located at the Trust’s Pike & Rose property, 11810 Grand Park Avenue, North Bethesda, Maryland.

The business to be conducted at the meeting is described in the formal notice that follows. In addition, management will provide a review of 2014 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions you may have.

You may vote by mail by completing, signing and returning the enclosed proxy card. You also may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card. We also encourage you to read the section titled “How may “registered” shareholders and shareholders holding Shares in “street name” elect to receive future shareholder materials electronically” included in this proxy statement. This section provides information on how to receive future shareholder materials, including proxy materials and annual reports, electronically either through e-mail or by accessing the Internet rather than by mail. These online services not only allow you to access these materials more quickly than ever before, but help us reduce printing and postage costs and be more environmentally friendly while decreasing the amount of paper delivered to your home.

Your vote is important and we urge you to vote by one of the three methods mentioned above.

We look forward to seeing you on May 6.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2015

To Our Shareholders:

The 2015 Annual Meeting of Shareholders of Federal Realty Investment Trust (the “Trust”) will be held at AMP by Strathmore located at11810 Grand Park Avenue, North Bethesda, Maryland, on Wednesday, May 6, 2015, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of seven Trustees to serve until our 2016 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	An advisory vote approving the compensation of our named executive officers.

4.	The re-approval of performance goals under our 2010 Performance Incentive Plan.

5.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Shareholders of record at the close of business on March 20, 2015 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

Your vote is important. Even if you plan to attend the meeting, please vote by completing, signing and returning the enclosed proxy card by mail, by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2015

The 2015 Proxy Statement and 2014 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2014, are available at www.federalrealty.com.

FEDERAL REALTY INVESTMENT TRUST

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT

March 21, 2015

We are providing these proxy materials in connection with the 2015 Annual Meeting of Shareholders (“Annual Meeting”) of Federal Realty Investment Trust (the “Trust”). These materials will assist you in voting your common shares of beneficial interest of the Trust (“Shares”) by providing information on matters that will be presented at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Trustees (the “Board” or “Board of Trustees”) of the Trust is soliciting your proxy to vote on matters that will be presented at our Annual Meeting.

When will the Annual Meeting take place?

The Annual Meeting will be held at 10:00 a.m. EDT, Wednesday, May 6, 2015, at AMP by Strathmore, 11810 Grand Park Avenue, North Bethesda, Maryland.

What is the purpose of the Annual Meeting?

To vote on the following matters:

•	The election of seven Trustees to serve until our 2016 Annual Meeting of Shareholders;

•	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	An advisory vote approving the compensation of our named executive officers;

•	The re-approval of performance goals under our 2010 Performance Incentive Plan (the “2010 Plan”); and

•	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

What are the Board’s recommendations?

The Board recommends a vote:

•	FOR the election of each of the seven Trustees to serve until our 2016 Annual Meeting;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	FOR the approval of the compensation of our named executive officers; and

•	FOR the re-approval of the performance goals under our 2010 Plan.

Why am I receiving these proxy materials?

You are receiving these materials because you owned our Shares as a “registered” shareholder or you held Shares in “street name” at the close of business on the record date for the Annual Meeting.

What is the difference between a “registered” shareholder and holding Shares in “street name?”

If your Shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are a “registered” shareholder. If you own Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Shares, but considered to be holding the Shares in “street name.”

Why did I receive a “Notice of Internet Availability of Proxy Materials” in the mail instead of a paper copy of proxy materials?

As permitted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials including this proxy statement and our 2014 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2014, to our shareholders who hold their Shares in “street name” by providing access to such documents on the Internet instead of mailing printed copies. A “Notice of Internet Availability of Proxy Materials” (“Notice”) describes how to access and review our proxy materials online, how to submit your vote online and how to request a printed copy of our proxy materials. The Notice is being mailed to our shareholders who hold their Shares in “street name” on or about March 27, 2015.

Can I vote my Shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by (i) Internet, (ii) telephone, (iii) requesting and returning a paper proxy card or voting instruction form; or (iv) submitting a ballot in person at the meeting.

Why did I receive a paper copy of the proxy materials?

This proxy statement, the accompanying proxy card and our 2014 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2014, are being mailed to our “registered” shareholders on or about April 1, 2015 who have not elected to receive proxy materials electronically.

How may “registered” shareholders and shareholders holding Shares in “street name” elect to receive future shareholder materials electronically?

Opting to receive all future proxy materials electronically saves us the cost of producing and mailing documents to your home or business and helps us to conserve natural resources. “Registered” shareholders who wish to receive their proxy materials electronically rather than by mail may register to do so on American Stock Transfer & Trust Company’s website at www.amstock.com. “Registered” shareholders who choose to receive future proxy materials electronically will receive an email containing links to our proxy materials. “Registered” shareholders who hold Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts will need to complete this process for each account. Your election to receive your proxy materials by electronic email delivery will remain in effect for all future annual meetings until you revoke it.

If you own Shares in “street name” and wish to receive your proxy materials electronically via an email containing links to our proxy materials, you must contact your broker, bank, trust or nominee for instructions on how to receive future proxy materials in this manner. Shareholders who hold Shares in “street name” in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts will need to complete this process for each account. Your election to receive your proxy materials by electronic email delivery will remain in effect for all future annual meetings until you revoke it.

Who is entitled to vote at the Annual Meeting?

The Board established March 20, 2015 as the record date for the Annual Meeting. Holders who owned our Shares at the close of business on that date are entitled to receive notice of and may attend and vote at the Annual

Meeting or any postponements or adjournments of the meeting. We had 68,677,816 Shares outstanding on March 20, 2015.

How many votes must be present to hold the Annual Meeting?

A quorum is required for our shareholders to conduct business at the Annual Meeting. A quorum occurs when a majority of the Shares entitled to vote at the Annual Meeting are present in person or by proxy. Properly executed proxy cards marked “for,” “against”, “withhold” or “abstain” and broker “non-votes” will be counted as present at the Annual Meeting for purposes of determining a quorum.

How many votes do I have?

As to each item, you are entitled to cast one vote per Share; however, as to the election of Trustees, you are entitled to cast one vote per Share for each of the seven open trustee positions. The proxy card indicates the number of Shares you owned on the record date.

What if I don’t vote my Shares?

If you do not vote your Shares, your Shares will not be counted for purposes of determining a quorum or for determining whether the matters presented at the meeting are approved.

What if I return my proxy card but don’t give specific voting instructions?

If you are a “registered” shareholder and you sign and return your proxy card without indicating how you want your Shares to be voted, Dawn M. Becker and James M. Taylor, Jr. will vote your Shares in accordance with the recommendations of the Board. If you own Shares in “street name,” you must give your broker, bank, trust or nominee specific instructions on how to vote your Shares with respect to Items 1, 3 and 4. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on those matters, your vote will NOT be counted for those matters. It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your broker, bank, trust or nominee with voting instructions. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on Item 2, such broker, bank, trust or nominee will generally be able to vote on Item 2 as he, she or it determines.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote your Shares on your behalf. By completing and returning the enclosed proxy card, you are giving Dawn M. Becker and James M. Taylor, Jr. the authority to vote your Shares in the manner you indicate on your proxy card.

What if I return my proxy card but abstain?

Abstentions are counted as present for determining a quorum; however, abstentions will have no effect on any of the items to be considered at the Annual Meeting.

May I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a “registered” shareholder at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. If you hold your Shares in “street name,” you must contact your broker, bank, trust or other nominee to determine how to revoke your original proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

Why did I receive more than one Notice, proxy card, voting instruction form and/or email?

You will receive more than one Notice, proxy card, voting instruction form or email, or any combination of these if you hold your Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts. You should provide voting instructions for all Notices, proxy cards, voting instruction forms and email links you receive.

Are there other matters to be acted upon at the Annual Meeting?

The Trust does not know of any matter to be presented at the Annual Meeting other than those described in the proxy statement. If, however, other matters are properly presented for action at the Annual Meeting, Dawn M. Becker and James M. Taylor, Jr. will have the discretion to vote on such matters in accordance with their best judgment.

Who is paying for the solicitation of proxies?

The cost of this solicitation of proxies will be borne by us. In addition to the use of the mail, we may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares and reimburse them for their reasonable expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate.

What if I have questions about the Notice, voting or electronic delivery?

Questions regarding the Notice, voting or electronic delivery should be directed to our Investor Relations Department at (800) 937-5449 or by email at IR@federalrealty.com.

SHARE OWNERSHIP

Who are the largest owners of Shares?

Based upon our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our Shares as of March 20, 2015:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Our Outstanding Shares (1)
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	9,409,418	13.7%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	7,578,057	11.0%

Vanguard Specialized Funds – Vanguard REIT Index Fund(4) 100 Vanguard Blvd. Malvern, PA 19355	5,026,726	7.3%

State Street Corporation(5) State Street Financial Center One Lincoln Street Boston, MA 02111	4,287,498	6.2%

Invesco Ltd.(6) 1555 Peachtree Street NE Atlanta, GA 30309	3,803,940	5.5%

(1)	The percentage of outstanding Shares is calculated by taking the number of Shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by 68,677,816, the total number of Shares outstanding on March 20, 2015.

(2)	Information based on a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. The Schedule 13G/A states that The Vanguard Group, Inc., an investment advisor, has sole voting power over 159,301 Shares, shared voting power over 55,300 Shares, sole dispositive power over 9,287,819 Shares and shared dispositive power over 121,599 Shares; that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 39,799 Shares as a result of serving as investment manager of collective trust accounts, the voting of which it directs; and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 201,302 Shares as a result of serving as investment manager of Australian investment offerings, the voting of which it directs.
(3)	Information based on a Schedule 13G/A filed with the SEC on January 9, 2015 by BlackRock, Inc., which states BlackRock, Inc., a parent holding company, has sole voting power over 7,171,968 Shares, sole dispositive power over 7,578,057 Shares and that none of its subsidiaries owns 5% or more of Shares. The Schedule 13G/A states that BlackRock, Inc.’s subsidiaries are BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG , BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd. and BlackRock Life Limited.
(4)	Information based on a Schedule 13G/A filed with the SEC on February 6, 2015 by Vanguard Specialized Funds – Vanguard REIT Index Fund. The Schedule 13G/A states that Vanguard Specialized Funds – Vanguard REIT Index Fund, an investment company registered under Section 8 of the Investment Company Act of 1940, has sole voting power over 5,026,726 Shares.
(5)	Information based on a Schedule 13G filed with the SEC on February 12, 2015 by State Street Corporation, which states State Street Corporation, a parent holding company, has shared voting and dispositive power over 4,287,498 Shares. The Schedule 13G also states that State Street Corporation’s subsidiaries are State Street Global Advisors France S.A., SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., Ltd. and State Street Global Advisors, Asia Limited, each an investment advisor and State Street Bank and Trust Company, a bank.
(6)	Information based on a Schedule 13G filed with the SEC on February 11, 2015 by Invesco Ltd. The Schedule 13G states that Invesco Ltd. is the parent holding company of the following subsidiary investment advisors: Invesco PowerShares Capital Management, Invesco Asset Management (Japan) Limited, Invesco Advisers, Inc., Invesco Asset Management Deutschland GmbH and Invesco Investment Advisers, LLC. The Schedule 13G also states that Invesco Ltd. has sole voting power over 1,888,825 Shares and sole dispositive power over 3,803,940.

How many Shares do our Trustees and executive officers own?

As of March 20, 2015, our Trustees and executive officers, both individually and collectively, beneficially owned the Shares reflected in the table below. The number of Shares shown in this table reflects beneficial ownership determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, includes unvested Shares and Shares that have not been issued but as to which options are outstanding and may be exercised within 60 days of the date of this proxy statement. Except as noted in the footnotes that follow the table, each Trustee and executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.

Name and Address of Beneficial Owner (1)	Common	Unvested Restricted Shares	Options Currently Exercisable or Exercisable Within 60 Days	Total Shares Beneficially Owned	Percentage of Outstanding Shares Owned (2)
Dawn M. Becker	94,810	14,401	39,941	149,152	*
Jon E. Bortz(3)	7,343	0	0	7,343	*
David W. Faeder	7,000	0	0	7,000	*
Kristin Gamble(4)	28,928	0	0	28,928	*
Gail P. Steinel	6,796	0	0	6,796	*
James M. Taylor, Jr.	10,686	17,237	0	27,923	*
Warren M. Thompson	6,875	0	0	6,875	*
Joseph S. Vassalluzzo	17,918	0	0	17,918	*
Donald C. Wood(5)	198,550	143,067	247,996	589,613	*
Trustees, trustee nominees and executive officers as a group (9 individuals)	378,906	174,705	287,937	841,548	1.2%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.
(2)	The percentage of outstanding Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by 68,677,816, the total number of Shares outstanding on March 20, 2015, plus the number of options for such person or group reflected in the column titled “Options Currently Exercisable or Exercisable Within 60 Days.”
(3)	As to these Shares, voting and investment power is shared with Mr. Bortz’ wife.
(4)	Includes 19,335 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 581 Shares and of which 581 Shares are owned by Ms. Gamble’s husband.
(5)	Includes 53,879 Shares owned by Mr. Wood’s wife.

CORPORATE GOVERNANCE

Independence of Trustees

Article III, Section 1 of our Bylaws provides that no more than one of our Trustees can fail to qualify as independent under the requirements of the New York Stock Exchange (“NYSE”), the SEC, our Corporate Governance Guidelines and other applicable rules and regulations. At its first quarterly meeting each calendar year, the Board reviews all relationships between us and each Trustee to determine whether each Trustee is independent under all applicable requirements. That review includes a determination of whether there are any material relationships between us and the Trustee which, in the opinion of the Board, adversely affect the Trustee’s ability to exercise independent judgment as a trustee. The Board also considers independence on an ongoing basis throughout the year if there are any changes in circumstances that could impact a Trustee’s independence.

The Board, on recommendation of the Nominating and Corporate Governance Committee, and after considering all relevant facts and circumstances, determined in each of February 2014 and February 2015 that, except for Mr. Wood, the Trust’s Chief Executive Officer, each Trustee then serving on the Board satisfied all applicable requirements to be considered independent. In making that determination, the Board concluded that a Trustee’s position as a director of a company with which we do business does not constitute a material relationship so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company. This standard is set forth in our Corporate Governance Guidelines. Further, the Board has concluded that except for Mr. Wood, who is an employee of the Trust, there are no relationships, material or otherwise, between us and any of the Trustees except as described below. All of these relationships were considered by the Board in making its determination that all Trustees other than Mr. Wood are independent. The specific relationships considered by the Board in making its independence determinations were the following, which includes all of those relationships described in the “Certain Relationships and Related Transactions” section below:

Name	Affiliated Company/Position	Relationship (1)
Jon E. Bortz	Chief Executive Officer and Chairman of the Board of Trustees of Pebblebrook Hotel Trust	• Pebblebrook Hotel Trust
owns hotels we used for (i)
a corporate function in
2012; and (ii) a quarterly
board meeting and
accommodations for
conferences and business
trips for various employees
in 2013 and 2014

David W. Faeder	None	• None

Kristin Gamble	Director of Ethan Allen Interiors, Inc.	• Ethan Allen leased 1 location from us totaling 12,900 square feet, until the lease expired January 31, 2014

Gail P. Steinel	None	• None

Warren M. Thompson	President and Chairman of the Board of Directors of Thompson Hospitality Corporation	• Wholly owned subsidiaries
of Thompson Hospitality
Corporation (collectively
“THC”) lease 4 locations
from us totaling 23,855
square feet

•    In 2012 we entered into a
partnership with THC to
operate the restaurant at
one of these locations

Joseph S. Vassalluzzo	Director of Office Depot	• Office Depot and its subsidiary, Office Max, collectively leased 8 locations totaling 170,572 square feet, until 1 location expired April 30, 2014 and another location expired September 30, 2014

(1)	In no instance did the payments made by us or to us by any tenant with which our Trustees are affiliated, or the payments made by us to Pebblebrook Hotel Trust, account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of any tenant or Pebblebrook Hotel Trust. Further, the payments made by us to Pebblebrook Hotel Trust in each of the last three fiscal years accounted for less than 2% of both our and Pebblebrook Hotel Trust’s consolidated gross revenues for each of the last three fiscal years, and the payments made by us and to us by two of Thompson Hospitality Corporation’s wholly-owned subsidiaries collectively accounted for less than 2% of both our and Thompson Hospitality Corporation’s consolidated gross revenues for each of the last three fiscal years.

Board of Trustees and Board Committees

Board of Trustees:

The Board of Trustees discharges its responsibilities through regularly scheduled meetings as well as through telephonic meetings, action by written consent and other communications with management as appropriate. During 2014, the Board of Trustees held five meetings. The non-management Trustees (all of whom are independent) held four executive sessions at the meetings that were attended by all non-management Trustees. Mr. Vassalluzzo, the Non-Executive Chairman of the Board, presided over all Board meetings as well as all executive sessions of the non-management Trustees during 2014. The Non-Executive Chairman of the Board is expected to preside over all future Board meetings and executive sessions of non-management Trustees. Since 2003, we have operated under a governance structure where the Chairman of the Board and Chief Executive Officer are separate positions held by different individuals. At its meetings in February 2014 and 2015, the Board discussed whether this structure was still the best structure for us and concluded that it was. Having the Board operate under the leadership and direction of someone independent from management provides the Board with the most appropriate mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Trust. It also allows our Chief Executive Officer to focus his time on running our day-to-day business. The Board believes that one of the most important attributes for the Board is independence from management and that belief has been reflected in the separation of the chairman and CEO roles as well as in our Corporate Governance Guidelines which permit no more than one member of the Board to be a non-independent trustee.

Each of the Trustees attended at least 75% of all meetings of the Board and the Board committees on which each Trustee served during 2014. On an aggregate basis, the Trustees attended 99% of all Board and Board committee meetings on which each Trustee served in 2014. Our Corporate Governance Guidelines provide that all Trustees are expected to attend all meetings of the Board and the Board committees on which he or she serves as well as the Annual Meeting of Shareholders. All Trustees attended our 2014 Annual Meeting of Shareholders.

Board Committees:

The Board has three standing committees which are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investors section of our website at www.federalrealty.com. Each member of these committees meets, and throughout 2014 met, the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines. The membership, primary functions and number of meetings during 2014 for each of these standing committees are described below:

Committee Members	Primary Responsibilities	Number of Meetings During 2014

Audit Committee:

Gail P. Steinel* Jon E. Bortz David W. Faeder** Warren M. Thompson	• selecting the independent registered public accounting firm and approving and overseeing its work; • overseeing our financial reporting, including reviewing results with management and the independent registered public accounting firm; and • overseeing our internal systems of accounting and controls	4

Compensation Committee:

David W. Faeder* Kristin Gamble Gail P. Steinel Joseph Vassalluzzo	• reviewing and recommending compensation for our officers; • administering our Amended and Restated 2001 Long-Term Incentive Plan (“2001 Plan”) and our 2010 Plan, including making awards under the 2010 Plan; and • administering other benefit programs of the Trust	4

Nominating and Corporate Governance Committee:

Warren M. Thompson* Jon E. Bortz Kristin Gamble Joseph S. Vassalluzzo	• recommending individuals to stand for election to the Board; • making recommendations regarding committee memberships; and • overseeing our corporate governance policies and procedures, including Board and Trustee evaluations	2

*	Denotes current chairperson of the committee
**	Denotes our audit committee financial expert.

Identifying individuals to stand for election as Trustees

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for identifying individuals to stand for election as Trustees. It begins the process by determining whether there are any changes that should be made to the Board in terms of size or skill sets in order for the Board to appropriately perform its responsibilities. If the Nominating Committee concludes that no changes are needed, it first reviews each of the incumbent Trustees whose terms are expiring to determine whether those individuals should be nominated for reelection to the Board. If the Nominating Committee determines that the Board should be expanded or that the incumbent Trustees whose terms are expiring should not be nominated for reelection and those positions need to be filled, the Nominating Committee will seek recommendations from other Board members for possible candidates. If no appropriate candidates are identified, the Nominating Committee will consider retaining a search firm. Recommendations provided by shareholders will also be considered and will be evaluated on the same basis as all other Board candidates.

The primary factors included in the Nominating Committee’s determination are whether the individual possesses skills which are desirable for the effective oversight of the Trust’s operation and complementary to the skills of the other Trustees. If the individual is an incumbent Trustee, the Nominating Committee also considers whether he or she is performing his or her responsibilities as a Trustee well and adding value to the Board and its operations as reflected on the most recent individual Trustee evaluations. All candidates for election to the Board should, at a minimum, possess public company, real estate, retail and/or other financial experience and have a history of honesty, integrity and fair dealing with third parties. The Board has no specific policy on diversity but believes that Board membership should reflect diversity in a broad sense, including, among other things, geography, gender and ethnicity. In addition, the Board specifically reviews and considers the backgrounds, experience and competencies of each Trustee nominee and Trustee to ensure that the Board reflects as a whole an appropriate diversity of knowledge, experience, skill and expertise required to enable the Board to perform its responsibilities in managing and directing our business efficiently and effectively.

Once a candidate is identified who has not previously served on the Board, the Nominating Committee arranges meetings between the candidate and Board members as well as our senior management. The Nominating Committee also undertakes whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials and determine whether the candidate would be a positive contributor to the operations of the Board and a good representative of our shareholders. Critical to this whole process is the Nominating Committee’s determination that any candidate presented to the shareholders for election to the Board satisfies all of the independence requirements imposed by the NYSE, the SEC, our Corporate Governance Guidelines and other applicable rules and regulations.

Any shareholder may propose a candidate to be nominated for election to the Board by following the procedures outlined in Article II, Section 13 of our Bylaws. Any shareholder wishing to present a candidate for consideration as a Trustee for election at the Trust’s 2016 Annual Meeting of Shareholders must provide the Nominating Committee with the name of the shareholder proposing the candidate as well as contact information for that shareholder, the name of the individual proposed for election, a resume or similar summary that includes the individual’s qualifications and such other factual information that would be necessary or helpful for the Nominating Committee to evaluate the individual. The information should be sent to the Nominating Committee, in care of the Trust’s Secretary, by no later than December 3, 2015 so that the Secretary can forward it to the Nominating Committee chair for consideration. The Nominating Committee will not have sufficient time to evaluate any candidate submitted after that date. A copy of our Bylaws may be obtained by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, MD 20852.

Risk Management Oversight

Although the Board has delegated to the Audit Committee responsibility for overseeing our risks and exposures on an ongoing basis, the entire Board regularly receives updates from management on the continued viability of our business plan, market conditions, capital position, and our business results and specifically reviews potential risks from time to time. The Board reviews that information together with our quarterly and annual financial statements and operating results and short and long-term business prospects to assess the risks that we may encounter and to establish appropriate direction to avoid or minimize the potential impact of the identified risks. Some of the details that are discussed as part of the Board’s review of potential risks facing us include, without limitation: (a) the impact of market conditions on our business; (b) operational risks such as the ability of our tenants to be successful and the ability to grow the company through increasing rents and redeveloping our properties; (c) liquidity and credit risks, including our ability to access capital to run and grow our business and our overall cost of capital and the impact on our profitability; (d) investment risks from acquisitions and our development and redevelopment projects; (e) regulatory risks that may impact our profitability such as environmental laws and regulations, the Americans with Disabilities Act of 1990 and various other federal, state and local laws; (f) REIT risks such as our failure to qualify as a REIT for federal income tax purposes; (g) cybersecurity risks; and (h) general risks inherent in the real estate industry.

As part of the Board’s risk oversight function, our Compensation Committee reviewed in February 2015 our compensation policies and practices for all of our employees to determine whether any of such policies or programs created any risk that could have a material adverse impact on us. Approximately 95% of our employees participate in compensation programs tied to either corporate performance or divisional performance necessary to achieve corporate objectives and the Compensation Committee believes that those programs do not encourage excessive and unnecessary risk taking. The Compensation Committee focused its review on the approximately 5% of our employees (11 individuals) who are compensated on a full or partial commission/bonus basis where significant portions of their annual compensation is driven by completing leasing transactions or closing acquisitions. As part of that review, the Compensation Committee reviewed the internal approval processes of the Trust and determined that none of the individuals who are compensated on a transactional commission/bonus basis can complete any leasing or acquisition transaction without getting approval from the Board and/or one or more members of senior management whose compensation is tied to achieving corporate objectives.

Trustee Compensation

The Trustees received the following fees for their service on the Board in 2014:

Annual Retainer for Non-Employee Trustees	$175,000
Annual Retainer for Non-Executive Chairman	$250,000
Annual Fee for Audit Committee Chairman	$20,000
Annual Fee for Compensation Committee Chairman	$10,000
Annual Fee for Nominating Committee Chairman	$10,000

Each non-employee Trustee and the Non-Executive Chairman of the Board are paid sixty percent (60%) of his/her annual retainer ($105,000 for other Trustees and $150,000 for the Non-Executive Chairman of the Board) in the form of Shares. All Shares paid as part of the annual retainer vested immediately upon issuance. The equity portion of the annual retainer for 2014 was paid in Shares on January 2, 2015. The number of Shares actually received by each Trustee on January 2, 2015 was determined by dividing the amount of the annual retainer to be paid in Shares by $133.46, the closing price of our stock on the NYSE on December 31, 2014, the last business day prior to the date the Shares were issued. The remainder of the annual retainer as well as the annual fees paid to the Chairs of the Audit, Compensation and Nominating Committees were paid in cash. Each Trustee is required to hold at all times an amount of Shares valued at least at five times the amount of the cash portion of the annual retainer. As of December 31, 2014, all Trustees complied with the required level of stock ownership.

In addition to the annual retainer described above, Mr. Vassalluzzo receives administrative support for both Trust business and personal use from our regional office in Wynnewood, Pennsylvania. Except for the annual fee for serving as a Trustee, the annual fee for serving as the chair of a committee and the use of administrative support made available to Mr. Vassalluzzo, all as described above, there were no additional fees paid to any Trustee, including the Non-Executive Chairman, for service on any of the Board committees or for attendance at any Board or committee meetings.

Total compensation awarded to Trustees for service in 2014 was as follows:

2014 TRUSTEE COMPENSATION TABLE
Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
	($)	($) (1)(2)	($) (3)	($)
Jon E. Bortz	$70,000	$105,000	$—	$175,000
David W. Faeder	$80,000	$105,000	$—	$185,000
Kristin Gamble	$70,000	$105,000	$—	$175,000
Gail P. Steinel	$90,000	$105,000	$—	$195,000
Warren M. Thompson	$80,000	$105,000	$—	$185,000
Joseph S. Vassalluzzo	$100,000	$150,000	$6,300	$256,300

Total	$490,000	$675,000	$6,300	$1,171,300

(1)	Amounts in this column reflect the aggregate grant date fair value of the stock awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) for the fiscal year ended December 31, 2014. Dividends are paid on all Shares awarded at the same rate as paid to all other holders of our Shares as declared by our Board from time to time.
(2)	As of December 31, 2014, Mr. Bortz owned 6,556 Shares; Mr. Faeder owned 6,213 Shares; Ms. Gamble owned 7,987 Shares; Ms. Steinel owned 6,009 Shares; Mr. Thompson owned 6,088 Shares and Mr. Vassalluzzo owned 16,794 Shares.
(3)	The amount in the “All Other Compensation” column represents our estimated value of the administrative services we made available to Mr. Vassalluzzo for both Trust business and personal use in our regional office in Wynnewood, Pennsylvania. We believe there is no incremental cost to us of providing this administrative support.

Communications with the Board

Any shareholder of the Trust or any other interested party may communicate with the Board as a whole, the non-management Trustees of the Board as a group, the Non-Executive Chairman of the Board, and/or any individual Trustee by sending the communication to the Trust’s corporate offices at 1626 East Jefferson Street, Rockville, MD 20852 in care of the Trust’s Secretary. All such communication should identify the party to whom it is being sent, and any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for the Trust’s Non-Executive Chairman of the Board. The Trust’s Secretary will promptly forward to the appropriate Trustee all communications she receives for the Board or any individual Trustee which relate to the Trust’s business, operations, financial condition, management, employees or similar matters. The Trust’s Secretary will not forward to any Trustee any advertising, solicitation or similar materials.

Other Corporate Documents

The Board of Trustees has adopted a Code of Ethics for senior financial officers as well as a Code of Business Conduct that applies to all of our Trustees and employees. In addition, the Board operates under Corporate Governance Guidelines. The Code of Ethics for our senior financial officers, our Code of Business Conduct and our Corporate Governance Guidelines are available in the Investors section of our website at www.federalrealty.com.

ITEM 1

ELECTION OF TRUSTEES

Our Board of Trustees has seven Trustees. Section 5.2 of the Trust’s Declaration of Trust provides that all Trustees be elected at each annual meeting of shareholders. As a result, the nominees for Trustee this year will be elected to serve one-year terms until the 2016 Annual Meeting of Shareholders. The Board, on recommendation of the Nominating Committee, approved the nomination of the following individuals, all of whom are currently serving on the Board, for election as trustees to hold office until the 2016 Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

Name	Age	Position	Trustee Since
Jon E. Bortz	58	Independent Trustee	2005
David W. Faeder	58	Independent Trustee	2003
Kristin Gamble	69	Independent Trustee	1995
Gail P. Steinel	58	Independent Trustee	2006
Warren M. Thompson	55	Independent Trustee	2007
Joseph S. Vassalluzzo	67	Independent Trustee Non-Executive Chairman of the Board	2002
Donald C. Wood	54	Non-Independent Trustee President and Chief Executive Officer of the Trust	2003

In connection with reviewing nominees to stand for election at the 2015 Annual Meeting of Shareholders, the Nominating Committee considered the following qualifications for each Trustee nominee:

Jon E. Bortz, President, Chief Executive Officer and Chairman of the Board of Pebblebrook Hotel Trust, a REIT that acquires and invests in upper upscale hotels in large US cities (from 2009 to the present); Chief Executive Officer and a Trustee (from 1998 to 2009), President (from 1998 to 2008) and Chairman of the Board (from 2001 to 2009) of LaSalle Hotel Properties, a multi-tenant, multi-operator hotel REIT; and various real estate related positions with Jones Lang LaSalle (from 1981 to 1998). Mr. Bortz brings to the Board public company, REIT and real estate experience. His experience as chief executive officer of LaSalle Hotel Properties and Pebblebrook Hotel Trust provide a valuable perspective for running a public real estate company while his real estate experience at Jones Lang LaSalle provides fundamental real estate experience critical to our core business.

David W. Faeder, Managing Partner of Fountain Square Properties, a diversified real estate company, since 2003; Vice Chairman (from 2000 to 2003), President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada; and prior to that time, Vice President of Credit Suisse First Boston (formerly First Boston Corporation) and Morgan Stanley and Company, Inc. specializing in real estate transactions. Director of Arlington Asset Investment Corp., a company that acquires and holds mortgage-related and other assets, including residential mortgage-backed securities issued by U.S. government agencies or guaranteed as to principal and U.S. government agencies or U.S. government-sponsored entities and mortgage-backed securities issued by private organizations. Mr. Faeder is a valuable member of the Board because of his public company and accounting experience, having previously served as the chief financial officer of Sunrise Senior Living, and his real estate investment experience from his time as a private real estate investor.

Kristin Gamble, President of Flood, Gamble Associates, Inc., an investment counseling firm, since 1984; and prior to that time, various management positions with responsibility for investments and investment research with brokerage firms and other financial services companies. Director of Ethan Allen Interiors Inc., a furniture manufacturer and retailer. Ms. Gamble benefits the Board through her broad financial related experience from an investor perspective, including as President of her own investment counseling company for over 30 years, and before that, as an executive with responsibility for investments and investment research with various brokerage firms and other financial services companies.

Gail P. Steinel, Owner of Executive Advisors (from 2007 to present), which provides consulting services and leadership seminars to companies. Executive Vice President with BearingPoint, Inc. (from 2002 to 2007), a management and technology consulting firm that provides application services, technology solutions and managed services to companies and government organizations with responsibility for overseeing the global commercial services business unit; global managing partner and a founding member of Arthur Andersen’s business consulting practice (from 1984 to 2002). Director of MTS Systems Corporation, a provider of mechanical test systems, material testing, fatigue testing and tensile testing equipment as well as motion simulation systems and calibration services. Ms. Steinel has over 25 years of auditing and consulting experience that provides the Board with a helpful perspective on managing risk and systems operations.

Warren M. Thompson, President and Chairman of Thompson Hospitality Corporation, a food service company that owns and operates restaurants and contract food services, since founding the company in October 1992. Mr. Thompson is the president, chairman and founder of his own private food service company, Thompson Hospitality Corporation since 1992. Mr. Thompson’s experience running restaurants owned by Thompson Hospitality provides the Board and management with a unique perspective that is shared by a large percentage of the Trust’s retail tenants.

Joseph S. Vassalluzzo, Non-Executive Chairman of the Board of Trustees since February 2006; Vice Chairman of Staples, Inc. (from 2000 to 2005), a retailer specializing in home, office, and computer products, with responsibility for overseeing domestic and international growth in its retail and commercial operations; various other officer positions with Staples’ and Staples Realty & Development, a subsidiary of Staples, Inc. (from 1997 to 2000); Lead Director of Life Time Fitness, Inc., an operator of distinctive and large sports, athletic, fitness and family recreation centers; Director of Office Depot, Inc., a global supplier of office products and services. Mr. Vassalluzzo’s extensive background in retail and real estate as a result of having served as an executive with Staples, expanding the real estate owned by Staples Realty & Development, a subsidiary of Staples, Inc. for over 10 years and serving on the boards of a number of retailers provides the board and management with retail and retail real estate expertise that is essential to our core business.

Donald C. Wood, President and Chief Executive Officer of the Trust since January 2003; prior to that time, various officer positions with the Trust, including President and Chief Operating Officer (from 2001 to 2003), Senior Vice President and Chief Operating Officer (from 2000 to 2001), Senior Vice President-Chief Operating Officer and Chief Financial Officer (from 1999 to 2000) and Senior Vice President-Treasurer and Chief Financial Officer (from 1998 to 1999); Chairman of the Board of the National Association of Real Estate Investment Trusts from November 2011 to November 2012; member of the Executive Committee of the International Council of Shopping Centers since February 2014; Director of Post Properties, Inc., a developer and operator of upscale multifamily communities in the United States. Mr. Wood has been employed by the Trust for over fifteen years and serves on the Board as the sole non-independent Trustee. His tenure with the Trust and his responsibilities as chief executive officer provides the Board with familiarity and details on all aspects of the operations of the Trust.

Vote Required

The affirmative vote of a plurality of votes cast at the Annual Meeting, in person or by proxy, is required for the election of Trustees. If any Trustee does not receive at least 50% of the votes cast at the Annual Meeting, he or she must tender his or her resignation to the Chairman of the Nominating Committee within five (5) business days after certification of the vote. The Nominating Committee will promptly consider the resignation and make a recommendation to the Board of Trustees. In deciding whether to accept or reject a resignation that has been tendered, the Nominating Committee and the Board will consider such factors as they deem appropriate and relevant which may include, among others: (a) the stated reasons why votes were withheld from the Trustee and whether those reasons can be cured; (b) the Trustee’s length of service, qualifications and contributions as a Trustee; (c) listing requirements of the NYSE, rules and regulations of the SEC and other applicable rules and regulations; (d) our Corporate Governance Guidelines; and (e) such other factors as the Nominating Committee or the Board deems appropriate. Any rejection of a resignation may (but does not have to) be conditioned on curing the underlying reason for the withheld votes. The Board will take action on any resignation no later than sixty (60) days after the certification of the vote, and will disclose the action taken with a full explanation of the process used by the Board and the reason for its decision in a Form 8-K filed with the SEC within four (4) business days after the Board’s decision. If a Trustee’s resignation is accepted by the Board of Trustees, then the Board of Trustees may fill the resulting vacancy pursuant to our Bylaws. The Trustee who tenders his or her resignation will not participate in the recommendation of the Nominating Committee or the decision of the Board.

If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR the election of the named individuals. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal. You are entitled to cast one vote per Share for each of the seven named individuals. Proxies may not be voted for more than seven individuals.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SEVEN NOMINEES FOR TRUSTEE.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and for management’s report on internal control over financial reporting. The Trust’s independent registered public accounting firm, Grant Thornton LLP (“GT”), is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee oversees the financial reporting process on behalf of the Board. In addition, the Audit Committee oversees the work of our internal audit function, which is performed by PricewaterhouseCoopers LLP (“PwC”).

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. The Audit Committee met four times during 2014, and all four of these quarterly meetings included executive sessions with GT without management being present. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and GT to review and discuss all annual and quarterly financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with GT matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board audit standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures.

In addition, the Audit Committee discussed with GT matters relating to its independence and has received from GT the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with GT its independence.

The Audit Committee continually monitors the non-audit services provided by GT. During 2014, the Audit Committee limited non-audit services primarily to income tax return preparation for us and our subsidiaries and the provision of advice on the tax impacts and structuring of acquisition and other property related transactions.

GT also performed the 2014 audit of the financial statements of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners in which we own a 30% equity interest. The Audit Committee approved GT’s performing this audit only after determining that it would not adversely impact GT’s independence.

The Audit Committee engaged PwC to provide our internal audit function in 2012 and continued to oversee PwC’s ongoing testing of the effectiveness of our internal controls during 2014. The findings of PwC were reported to the Audit Committee three times during 2014, and the Audit Committee met in executive session with PwC without management being present twice during 2014. GT, as part of its 2014 audit of our financial statements, independently reviewed our internal controls and concluded that there were no material weaknesses.

On the basis of the reviews and discussions the Audit Committee has had with GT, PwC and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Submitted by:

Gail P. Steinel, Chairperson

Jon E. Bortz

David W. Faeder

Warren M. Thompson

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GT has served as our independent registered public accounting firm for the year 2014. The Audit Committee approves in advance all fees paid to and services provided by GT. In addition, the Audit Committee has considered those services provided by GT and has determined that such services are compatible with maintaining the independence of GT. During 2014 and 2013, we retained GT to provide services in the following categories and amounts:

	2014	2013
Audit Fees(1)	$591,951	$581,645
Audit-Related Fees(2)	26,763	56,700
Tax Fees(3)	238,205	228,584
Other	0	0

Total	$856,919	$866,929

(1)	Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common stock offerings. These figures do not include $17,325 in 2014 and $17,010 in 2013 we paid to GT as our 30% share of the cost of the 2014 and 2013 financial statement audits of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners.
(2)	Audit-related fees primarily include the audit of our employee benefit plan.
(3)	$204,308 and $183,504 of the amounts shown for 2014 and 2013, respectively, relate solely to tax compliance and preparation, including the preparation of original and amended tax returns and refund claims and tax payment planning. These figures do not include $3,120 in 2014 and $2,700 in 2013 we paid to GT as our 30% share of the cost of tax return preparation for our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners. The remaining amounts relate to earnings and profits calculations and requested tax research, none of which research related to tax shelters.

ITEM 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has retained GT as our independent registered public accounting firm for the year ending December 31, 2015 and is asking the shareholders to ratify that selection. Our organizational documents do not require ratification of the selection of our independent registered public accounting firm; however, we are seeking ratification because we believe that it is a matter of good corporate practice to do so. If the selection of GT is not ratified, the Audit Committee may reconsider whether to retain GT. Even if the selection of GT is ratified, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

A representative of GT will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee believes that GT is qualified to serve as our independent registered public accounting firm. GT is familiar with our affairs and financial procedures, having served as our independent accountant since June 2002. GT is registered with the Public Company Accounting Oversight Board. Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services provided by GT. For 2015, the Audit Committee to date has approved GT providing the following non-audit services: (a) tax planning and other consultation for purposes of structuring acquisitions, dispositions, joint ventures and other investment or financing opportunities as well as consultation associated with financial reporting matters provided that the aggregate amount paid to GT for such services does not exceed $100,000; (b) issuance of comfort letters and consents in connection with capital markets transactions approved in accordance with the Trust’s policies and procedures provided that the aggregate amount paid to GT for such services does not exceed $125,000; (c) issuance of audit opinions related to acquisition audits required under Rule 3-14 of Regulation S-X provided that the aggregate amount paid to GT for such services does not exceed $75,000; and (d) agreed-upon procedures related to the Trust’s letter to the State of California EPA provided that the aggregate amount paid to GT for such services does not exceed $3,150. The scope and amount of non-audit services that GT can perform in 2015 has remained relatively unchanged the last few years.

Once the pre-approved dollar limit for the applicable non-audit service has been reached, no additional services of that type can be provided by GT without further approval by the Audit Committee. The Audit Committee has concluded that GT’s providing these permissible non-audit services up to the aggregate pre-approved amounts would not compromise GT’s independence. The Audit Committee may approve GT providing additional non-audit services or services in excess of the amounts specified above if it determines that it is in our best interest and that GT’s independence would not be compromised. All audit and non-audit services provided to the Trust by GT for the 2014 fiscal year are described in the “Relationship With Independent Registered Public Accounting Firm” section above.

In addition to the foregoing non-audit services, the Audit Committee also has approved GT performing the audit of the financial statements for our equity joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners for the fiscal year ending December 31, 2014. We own a 30% interest in that joint venture. The Audit Committee approved GT performing this audit using the same criteria it uses for approving non-audit services. Although we do not consolidate the results of the joint venture, we do include our share of the joint venture’s results in our financial statements. The Audit Committee concluded that having GT perform the joint venture’s audit facilitates the inclusion of those results in our financial statements.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve the proposal to ratify the Audit Committee’s selection of GT as our independent registered public accounting firm for 2015. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal, however, if you fail to give instructions to your broker, your broker may have authority to vote the shares for this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF GT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

EXECUTIVE OFFICERS

Our current “named executive officers” are:

Name	Age	Position
Donald C. Wood	54	President and Chief Executive Officer
James M. Taylor, Jr.	48	Executive Vice President—Chief Financial Officer and Treasurer
Dawn M. Becker	51	Executive Vice President—Chief Operating Officer/ General Counsel and Secretary

Donald C. Wood, Information for Mr. Wood is provided above in “Item 1—Election of Trustees.”

James M. Taylor, Jr., Executive Vice President-Chief Financial Officer and Treasurer of the Trust since August 15, 2012, with responsibility for overseeing the Trust’s capital markets, financial reporting, investor relations, corporate communications, information technology and East Coast acquisitions functions; Executive Vice President of the Trust from July 30, 2012 until August 14, 2012; and a senior managing director in the real estate investment banking division of Eastdil Secured and predecessors Wachovia Securities and First Union Securities (1998 to 2012). Prior to his career in investment banking, Mr. Taylor practiced corporate and securities law at Hunton & Williams (1994 to 1998) and worked as a senior accountant for Price Waterhouse (1988 to 1991).

Dawn M. Becker, Executive Vice President – Chief Operating Officer (since February 2010) and General Counsel and Secretary of the Trust (since April 2002), with responsibility for overseeing all of the Trust’s operations and asset management functions and the Trust’s Legal and Human Resources Departments; and prior to that time, various officer positions with the Trust, including Vice President–Real Estate and Finance Counsel (2000 to 2002).

COMPENSATION DISCUSSION AND ANALYSIS

You will be asked in Item 3 of this proxy statement to provide a non-binding, advisory vote on the compensation of our named executive officers as described in the following sections of this proxy statement. Please keep that in mind as you review the CD&A, summary compensation table, the supplemental tables and narrative disclosures that follow.

Executive Summary:

We executed on all phases of our business plan in 2014 with continued growth of the core portfolio through increasing rental rates and redevelopment, the opening of initial phases of new development projects and advancing the planning for additional phases of those projects, the addition of new properties to our portfolio and the continued strengthening of our balance sheet. Some of the 2014 highlights included:

•	Record level of gross revenue of $686.1 million, growth of 7.6% over 2013

•

Record level of funds from operations available to common shareholders (“FFO”) of $338.1 million, growth of 11.5% over 2013 and record level of FFO per share of $4.94, growth of 7.2% over 2013. Both FFO and FFO per share have been adjusted to exclude the impact of charges associated with the early prepayment of debt in both 2013 and 2014. FFO is a metric commonly used by REITs to measure performance

•

Signed 340 new and renewal leases for space in which there was a prior tenant, accounting for 1.5 million square feet and generating cash basis rents 16% higher than the prior rent. These leases will generate $7.4 million of additional rent per year than the prior leases

•	Occupancy of 94.7% as of December 31, 2014

•

Raised $458 million of capital to fund our business plan. The new capital included $214 million of equity and the net proceeds from a $250 million 30-year senior note issuance at a 4.5% interest rate to refinance maturing debt having a weighted average interest rate of 5.5%

•	Increased our cash dividend to shareholders for the 47th consecutive year

•

Opened the initial phases of both Assembly Row in Somerville, Massachusetts and Pike & Rose in North Bethesda, Maryland having a combined investment of approximately $406 million as of December 31, 2014

•	Stabilized our latest phase at Santana Row in San Jose, California, a 212-unit residential building in which we invested approximately $76 million

•

Commenced construction on the next phase of Santana Row which will be a 227,000 square foot commercial building including both retail and office space as well as additional parking to serve the property

•	Acquired controlling interests in two properties totaling nearly 286,000 square feet

With respect to specific compensation actions in 2014, the Compensation Committee did the following:

•	Base Salary – made no changes to the base salaries for any of our named executive officers

•

Annual Performance Bonus Plan (“Annual Bonus Plan”) – made no changes to target levels or potential payouts for any of our named executive officers and awarded each of our named executive officers a full bonus as determined by the Annual Bonus Plan

•

Long-Term Incentive Award Program (“LTIAP”) – made no changes to the target levels or potential payouts for any of our named executive officers. However, given Mr. Taylor’s relatively short tenure with us and the desire to increase his stock holdings, the Compensation Committee advanced Mr. Taylor’s award under the LTIAP that would be made for the three year performance period ending December 31, 2014 and made that award in February 2014 instead of February 2015. In exchange for the earlier award, the vesting for this award was extended from 3 years to 5 years

Given that more than 97% of the votes cast at our 2014 annual shareholder meeting supported our say on pay proposal, the Compensation Committee did not make any changes to our compensation plans during 2014.

Total Direct Compensation:

The following table provides the total direct compensation paid to our named executive officers for 2014, 2013 and 2012. This chart does not include all of the items required by the SEC to be included in the Summary Compensation Table nor does it calculate the amounts shown in the same manner as the SEC requires in the Summary Compensation Table. The total compensation reflected in the following table consists of:

•	Base salary – the actual base salary paid to the named executive officer for the year indicated

•

Annual bonus – the annual incentive compensation earned by the named executive officer for the year indicated which is paid in the following year. The amount shown does not include any additional amounts paid in consideration of any portion of the annual bonus the named executive officer elects to have paid in stock with delayed vesting

•

LTIAP – the long-term incentive equity award earned by the named executive officer for the 3-year performance period ending on December 31 of the year indicated. The actual award of the equity earned is not made until the following year

NEO	Position	Year	Base	Annual Bonus	Annual LTIAP (a)	Total
Donald Wood	Chief Executive Officer	2014	$850,000	$1,540,583	$3,000,000	$5,390,583
		2013	$850,000	$1,540,583	$6,000,000	$8,390,583
		2012	$850,000	$1,466,250	$6,000,000	$8,316,250

Dawn Becker	Chief Operating Officer	2014	$425,000	$385,146	$450,000	$1,260,146
		2013	$425,000	$385,146	$900,000	$1,710,146
		2012	$425,000	$366,563	$900,000	$1,691,563

James Taylor(b)	Chief Financial Officer	2014	$400,000	$362,490	$900,000	$1,662,490
		2013	$400,000	$362,490	$900,000	$1,662,490
		2012	$400,000	$345,000	$900,000	$1,645,000

(a)	Awards are earned based on performance for the three-year period ending on December 31 of the year indicated and then vest equally over the next three years. For example, the award reflected for 2014 for Mr. Wood and Ms. Becker were earned based on the performance period from January 1, 2012 through December 31, 2014 and will vest in equal installments in each of 2016, 2017 and 2018. The vesting period for the awards made to Mr. Taylor for 2013 and 2014 was extended from 3 to 5 years.
(b)	Mr. Taylor joined the Trust in August 2012. For comparison purposes, the base salary shown for 2012 has been annualized. The amounts reflected for Mr. Taylor in 2012 do not include the one-time sign on bonus paid to Mr. Taylor to replace compensation and other benefits from his prior employer that he was required to forfeit in order to join the Trust.

Pay for Performance Alignment:

Because such a large portion of the compensation of our named executive officers is in the form of equity under our LTIAP which is calculated based on a 3-year performance period, the pay for performance alignment is most evident when looking at total shareholder returns for the same 3-year period. The following graph shows the compensation earned by our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer positions for each of 2010-2014 compared to the total shareholder return we delivered to our shareholders for the 3-year period ending on December 31 in each of those years. For the CFO position, the compensation for our former CFO is included for 2010 and 2011 and the compensation for Mr. Taylor (with base salary annualized to reflect a full year of employment) is included for 2012 through 2014.

2010 compensation does not include a one-time $5 million retention equity award made to Mr. Wood when he was being actively pursued to become the chief executive officer of another REIT.

Compensation Philosophy and Objectives:

Our compensation programs are designed to create a compensation package for each named executive officer that is sufficiently competitive to attract and retain top-level real estate professionals and to motivate those individuals to achieve superior results for us and our shareholders. As part of this compensation philosophy, we try to provide a strong link between an executive’s total earnings opportunity and both our short-term and long-term performance based on the achievement of pre-determined financial targets and operating goals and to encourage our executives to enhance shareholder value by acting and thinking like shareholders. The key principles guiding our compensation decisions are:

1. Total compensation opportunities must be competitive with the marketplace so that we can attract, retain and motivate talented executives who are necessary for achieving superior results for the Trust; however, the aggregate compensation levels must be reasonable in the context of our overall cost structure and must support our business strategy.

2. The compensation of our named executive officers should include a significant portion that is “at risk” and variable depending on both our short-term financial performance and long-term creation of shareholder value with the largest portion of that “at risk” compensation designed to incentivize the creation of sustainable, long-term shareholder value. The “at risk” portion of 2014 compensation for our named executive officers is comprised of annual bonuses under our Annual Bonus Plan and long-term equity awards under our LTIAP, both of which are earned only if the Trust meets pre-established performance hurdles. These “at risk” portions of compensation represented 84% of the total 2014 compensation earned by our Chief Executive Officer and 72% of the total 2014 compensation earned by our Chief Financial Officer and Chief Operating Officer.

3. A significant portion of each executive’s total compensation opportunity should be equity based. Our executives should act in the best interest of our shareholders and the best way to encourage them to do that is through compensating them with an equity stake in the Trust and requiring that they maintain a meaningful ownership position. To facilitate this objective, we have adopted guidelines requiring that Mr. Wood, as our CEO, have an equity ownership in the Trust having a value of at least three times his base salary and annual bonus and that Ms. Becker and Mr. Taylor each have an equity ownership in the Trust having a value of at least two and one-half times their respective base salary and annual bonus. The Nominating Committee confirmed that each of Mr. Wood, Ms. Becker and Mr. Taylor were in compliance with the minimum stock ownership requirements at December 31, 2014. In addition, we adopted a policy in 2013 that expressly prohibits all of our officers and Trustees from engaging in any hedging or pledging activities with respect to the Trust’s stock.

4. The amount each executive actually earns out of his or her total compensation opportunity should vary based on the individual’s performance, contribution and overall value to the business. The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

In crafting our compensation policies and programs, we also consider whether they will encourage excessive or unnecessary risk taking and as described in the “Risk Management Oversight” section, we have concluded that our compensation programs do not do so. We do not currently have any “clawback” or other compensation recovery policy with respect to compensation that may have been paid on the basis of incorrect financial results. The Nominating Committee discussed with the Board clawback policies during 2014 and given the expectation that the SEC will issue in 2015 guidance on the nature of the clawback policy that will be required to be adopted to comply with the terms of the Dodd-Frank Act, the Nominating Committee and the Board decided not to adopt any clawback policy in 2014. The Nominating Committee and Board intend to reconsider adoption of a clawback policy in 2015 if the SEC has not issued the requisite guidance by the end of 2015.

Compensation Methodology

The Compensation Committee of the Board is responsible for approving all compensation for our named executive officers. The Compensation Committee periodically reviews all elements of compensation to ensure that we remain competitive in the market and to ensure that overall compensation, including the means by which payment is made, is aligned with our business objectives, our performance and the interests of our shareholders. The Compensation Committee conducts an annual review of our CEO’s performance and takes those results into consideration when setting compensation for our CEO. Our CEO plays a significant role in setting the compensation for our other named executive officers by providing the Compensation Committee with an evaluation of their performances and recommendations for their compensation, including recommendations for any adjustments to annual bonus and long-term equity payouts which are otherwise determined formulaically. The Compensation Committee has the discretion to accept, reject or modify the CEO’s recommendations.

The total potential compensation for our named executive officers is established based on the scope of their individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Competitive market compensation for our named executive officers is generally determined by the Compensation Committee members applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate positions and related industry pay in both public and private concerns that may compete for our executives, considering the relative importance of various positions at the Trust given our business plan and organization compared with the business plans of our major competitors. The Compensation Committee consulted the National Association of Real Estate Investment Trust’s 2013 and 2014 Compensation Surveys (“NAREIT Surveys”) to confirm its assessment of appropriate market compensation for our executive officers, both the information reported for each position by the 130 real estate investment trusts (“REITs”) that participated in the survey as well as by the approximately 22 retail focused REITs that participated in the survey. Not all REITs that participated in the survey provided information for each of the named executive officer positions and it is not possible to determine from the NAREIT Survey which of the participating REITs provided information for which executive officer position. Once the Compensation Committee determines an appropriate level of aggregate compensation for our named executive officers, an individual compensation package is created using a combination of base salary, annual bonus and long-term equity incentives, all in accordance with the compensation philosophy and objectives described earlier. In addition, in late 2014 the Compensation Committee retained Mercer Consulting, a nationally recognized compensation consultant (“Mercer”), to perform a compensation study for our Chief Operating Officer, Chief Financial Officer and one other officer, the results of which were anticipated to be considered in connection with setting 2015 compensation.

In addition to consulting the NAREIT Survey, the Compensation Committee retained Mercer in late 2010 to benchmark comparable real estate companies and make recommendations for compensation for our CEO and other members of senior management, including our other named executive officers. For benchmarking purposes, Mercer used the following publicly traded REITs:

HCP	CBL & Associates	Kimco Realty	National Retail Properties
DDR	Macerich	Digital Realty Trust	Equity One
Taubman Centers	Weingarten Realty Trust	Regency Centers	Realty Income
Tanger Factory Outlet Centers

Although not specifically included in the peer group for benchmarking purposes, Mercer also looked at information for each of General Growth, Simon Property Group and Vornado Realty Trust as additional points of reference. The peer group includes US based publicly traded REITs with sales ranging from one-half (1/2) to two (2) times the sales of the Trust at the time the study was done and that have a market capitalization in excess of $1 billion with a primary focus on retail REITs with a few other non-retail, market leading REITs added in order to increase the size of the peer group. The report prepared by Mercer was considered by the Compensation Committee in establishing a total compensation range for our CEO which was used by the Compensation Committee to establish base salary, annual bonus potential and potential equity award payouts for 2010 through 2014. The information in the report prepared for our other named executive officers was used solely as a point of reference and not specifically to set compensation packages for those positions. Except for these benchmarking studies and a benchmarking study performed for our Nominating Committee in 2010 with respect to Board compensation, Mercer has not and does not provide any other services to us.

Elements of Total Compensation

Base Salaries

Base salaries are used to compensate the executive for services rendered during the year. Base salaries are set at the beginning of each year and are intended to be competitive with the market and commensurate with the executive’s level of responsibility, experience and sustained individual performance. Base salaries provide retention value and also align the executive with shareholder interests. Generally, we believe that executive base salaries should account for a relatively modest portion of each individual’s total compensation package. Because we start our process with determining an appropriate level of total compensation, we do not target base salaries to any specific level. We did, however, use information in the NAREIT Survey and the reports prepared by Mercer as a guide to confirm that the base salaries for our named executive officers are within market parameters.

The base salaries for all of our named executive officers for 2014 were unchanged from 2013.

Annual Bonus:

Annual bonuses for each of our named executive officers are determined each year in accordance with our Annual Bonus Plan that covers approximately 95% of our employees. The Annual Bonus Plan is a cash based plan that is intended to compensate individuals for performance during a calendar year. Payment under the Annual Bonus Plan is dependent on achieving an annual level of FFO per share that is consistent with our business objectives for that year and for achieving individual annual performance objectives as subjectively evaluated: (a) by the Board with respect to our CEO; and (b) by our CEO with respect to each of Ms. Becker and Mr. Taylor. Under our Annual Bonus Plan, the Compensation Committee sets annually a potential bonus payout for each of our named executive officers for achieving various levels of FFO per share for that calendar year. The Compensation Committee also has the ability to decrease the final annual bonus payout to any of these individuals based on their performance for the year. Each of our named executive officers (as well as approximately 58 other employees) has the option to receive up to 25% of the annual bonus in the form of Shares that vest equally over three years. The amount an individual elects to receive in Shares is paid out at 120% of that amount in consideration of the extended vesting.

The level of FFO per share at which payouts are established are set at the beginning of each year by the Compensation Committee after a thorough review and discussion of our budget and investor expectations for that year and considering recommendations of our CEO. The FFO per share levels established by the Compensation Committee are intended to reflect acceptable to exceptional performance in light of our business objectives. FFO is widely accepted in the REIT industry as an appropriate measurement of operating performance on an annual basis and as a result, we believe FFO per share is an appropriate metric to use for determining short-term financial success which is being rewarded in annual performance bonuses. The following chart shows the potential 2014 annual bonus payouts established by the Compensation Committee for each of our named executive officers at various levels of FFO per share and the final potential annual bonus payout based on our 2014 results:

NEO	Potential Bonus Payout
	FFO Below $4.80 per share	FFO at $4.80 per share	FFO at $4.90 per share	FFO at $4.96 per share	Final Payout Based on Results
Donald Wood	$0	$956,250	$1,275,000	$1,593,750	$1,540,583
Dawn Becker	$0	$239,063	$318,750	$398,438	$385,146
James Taylor	$0	$225,000	$300,000	$375,000	$362,490

In 2014, we achieved FFO of $4.79 per share which included a charge of approximately $10.5 million, or $0.15 per share, for prepaying approximately $186 million of debt. That level of FFO per share would have resulted in no payment being made under the Annual Bonus Plan. The Compensation Committee determined that such a result would not be appropriate and would have penalized management for making the well-reasoned business decision to prepay near-term maturing debt and replacing that debt with 30-year debt while interest rates remained at or near historical lows. As a result, for purposes of calculating payments under the Annual Bonus Plan, the Compensation Committee elected to exclude the net impact of the prepayment from the calculation of FFO which resulted in FFO per share for bonuses purposes of $4.95 per share. A reconciliation of net income to FFO available for common shareholders can be found on page 48, in Item 7, of our Form 10-K for calendar year 2014 filed with the SEC on February 10, 2015.

The Compensation Committee determined, after reviewing individual performance, that each of our named executive officers should be paid the full amount of the annual bonus to which he or she is entitled based on the Trust’s 2014 results, as adjusted, as shown in the table above. The Compensation Committee’s determination with respect to Mr. Wood took into consideration our financial results for the year, progress made with our acquisitions and development projects to set the Trust up for future long-term growth, Mr. Wood’s effectiveness in leading the company, long-term strategic planning, succession planning, relationship with the Board, and relationship with shareholders and other stakeholders, among other factors. With respect to each of Ms. Becker and Mr. Taylor, the Compensation Committee accepted Mr. Wood’s recommendations as to the amount of their annual bonus payouts. Mr. Wood’s recommendations as to the bonus payouts for each of Ms. Becker and Mr. Taylor were based on his subjective assessment of each individual’s contributions to the Trust’s performance in 2014 in their respective job functions. Those contributions included, without limitation, the following: (a) Ms. Becker’s oversight of the day to day operations of the Trust that resulted in year over year increases in FFO, FFO per share and property operating income; and (b) Mr. Taylor’s work in financing our development pipeline and growing our portfolio through acquisitions.

For 2014, each of Mr. Wood, Ms. Becker and Mr. Taylor elected to receive 25% of his or her annual bonus in Shares. The cash portion of the annual bonuses is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this proxy statement. The stock portion of these annual bonuses will be included in the “Stock Awards” column in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s proxy statement.

Annual Long-Term Equity Incentives:

We believe that outstanding long-term performance is achieved through an ownership culture that encourages a focus on long-term performance by our executive officers through the use of equity-based awards. Long-term incentive awards are made annually to all officers under our LTIAP. This program was structured to align the most significant portion of compensation for our senior management team, including Mr. Wood, Ms. Becker and Mr. Taylor, with the creation of long-term shareholder value. Recipients of awards under this program realize value over a minimum 6-year time horizon comprised of a 3-year performance period followed by a minimum of a 3-year time based vesting period. We believe that the combination of this extended period with the requirements described above for our named executive officers to continually hold a meaningful equity position in the company creates a strong long-term alignment of interests between those individuals and our shareholders.

The performance metrics used under the LTIAP, the levels of performance required to be achieved for our named executive officers to earn an LTIAP award and the performance actually achieved for the three year period from January 1, 2012 through December 31, 2014 are set forth below:

Relative Total Shareholder Return (a) (b) Weight 50%		Absolute Total Shareholder Return (a) Weight 25%		Return on Invested Capital Weight 25%
Performance	Payout % Target	Performance	Payout % Target	Performance	Payout % Target
< 40th percentile	0%	< 8%	0%	< 8.25%	0%
40th percentile	50%	8%	50%	8.25%	50%
60th percentile	100%	10%	100%	8.50%	100%
≥ 80th percentile	150%	≥ 12%	150%	≥ 8.75%	150%

Actuals
19.62 percentile	0%	16.92%	150%	8.80%	150%

(a)	Total shareholder return takes into account both stock price appreciation and dividends assuming all dividends are reinvested.
(b)	Measured against the Bloomberg REIT Shopping Center Index (“BBRESHOP”).

The Compensation Committee believes that relative total shareholder return, absolute total shareholder return and return on invested capital are appropriate metrics to use for rewarding long-term performance. The relative shareholder return metric reflects how well we have performed for our shareholders as compared to other companies facing the same general market dynamics. The Compensation Committee determined that the BBRESHOP was the best index to use because the BBRESHOP is an industry index made up of primarily companies that own and operate strip shopping centers whose businesses are most closely aligned with ours. Absolute shareholder return measures whether we have actually created any value for our shareholders during this time while return on invested capital determines how effectively we have invested our shareholders’ capital. These performance metrics support the objectives of the company and the LTIAP and remain unchanged from prior years.

The potential LTIAP payments for both Mr. Wood and Ms. Becker at the various levels of performance for each of the performance metrics under the LTIAP and the amounts actually earned by Mr. Wood and Ms. Becker for the prior 3-year period are set forth in the following table:

	Threshold	Target	Stretch	Actual Award
Donald Wood
Relative Total Return	$1,000,000	$2,000,000	$3,000,000	$0
Absolute Total Return	$500,000	$1,000,000	$1,500,000	$1,500,000
Return on Invested Capital	$500,000	$1,000,000	$1,500,000	$1,500,000

Total Potential Award	$2,000,000	$4,000,000	$6,000,000	$3,000,000

Dawn Becker
Relative Total Return	$150,000	$300,000	$450,000	$0
Absolute Total Return	$75,000	$150,000	$225,000	$225,000
Return on Invested Capital	$75,000	$150,000	$225,000	$225,000

Total Potential Award	$300,000	$600,000	$900,000	$450,000

The Compensation Committee approved paying each of Mr. Wood and Ms. Becker the full amount of the LTIAP award to which they were entitled. The Compensation Committee has the discretion to increase or decrease any LTIAP award by up to 20% to reflect individual performance but did not exercise that discretion for the 2014 LTIAP awards for either Mr. Wood or Ms. Becker. With respect to Mr. Taylor, the Compensation Committee elected in February 2014 to advance Mr. Taylor’s LTIAP award for the period ending December 31, 2014 and make that award in February 2014 instead of February 2015. The Compensation Committee determined that making this award in advance was warranted given Mr. Taylor’s relatively short tenure with us, and therefore his relatively small equity ownership in the company, and Mr. Taylor’s importance to us in financing our growth plans over the next several years. The Compensation Committee determined that the benefit of making this award in advance outweighed the issues associated with not waiting to make the award at the end of the performance period. This decision resulted in Mr. Taylor’s receiving $450,000 more of equity than he would have if the award has not been made until February 2015. In exchange for the acceleration of the timing of the award and to increase the retention value of the award, the Compensation Committee extended the vesting for this award from the normal 3 year vesting period to a 5 year vesting period.

The LTIAP awards are made in the form of restricted Shares that vest in equal installments over a three-year period; however, each individual can elect to take up to 50% of his or her award in the form of options which vest equally over five years. Although the Compensation Committee believes that paying these awards in restricted Shares provides the most retention value for employees, it has agreed to permit individuals to elect to take up to 50% of the award in options in order to give the individual employee some ability to structure his or her own equity compensation in a way that best matches the individual’s needs and provides the most value to that individual. The Compensation Committee has concluded that individual employees place value in having the ability to match the form of their equity compensation to their individual financial objectives and that this value to employees outweighs any diminution in the retention value of LTIAP awards by permitting up to 50% to be paid in options. Dividends are paid on all Shares issued under the LTIAP.

Each of our named executive officers elected to take the entirety of their 2014 LTIAP award in Shares. The number of Shares actually awarded to each individual was determined by dividing the amount of the award by $142.30, with respect to Mr. Wood and Ms. Becker and by $111.70 with respect to Mr. Taylor. Those amounts reflected the closing price of our stock on the NYSE on the date the awards were made. There is no amount included in the Summary Compensation Table or Grants of Plan-Based Awards Table in this proxy statement for the awards to Mr. Wood or Ms. Becker. The LTIAP awards reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table for Mr. Wood and Ms. Becker in this proxy statement relate to performance for the 3-year period ending December 31, 2013 which were awarded in February 2014. The LTIAP awards reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table for Mr. Taylor in this proxy statement include the award made to him for the 3-year performance period ending December 31, 2013 which was made in February 2014 as well as the award made to him in February 2014 in advance of the completion of the 3-year performance period ending December 31, 2014.

Chief Executive Officer Compensation

More than 65% of Mr. Wood’s target compensation is in the form of equity under our LTIAP which is calculated based on a 3-year performance period. Accordingly, the pay for performance alignment is most evident when looking at total shareholder returns for the same 3-year period. The following graph shows the compensation earned by Mr. Wood for each of 2010-2014 compared to the total shareholder return we delivered to our shareholders for the 3-year periods ending on December 31 in each of those years.

2010 compensation does not include a one-time $5 million retention equity award made to Mr. Wood when he was being actively pursued to become the chief executive officer of another REIT.

In addition to the base salary, annual bonus and LTIAP award described above, we have an agreement in place with Mr. Wood (“Health Coverage Continuation Agreement”) pursuant to which we have agreed to provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). The coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier. As to Mr. Wood’s children, coverage will continue as to three of the children until each reaches age twenty-five and as to one of the children, until her death. The continued medical coverage is required to be at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. The Compensation Committee has determined that these perquisites and other personal benefits are a relatively small portion of Mr. Wood’s overall compensation, are reasonable in light of the total compensation package for Mr. Wood and are consistent with our compensation objectives of creating programs that will allow us to retain talented executives.

Timing of Equity Grants:

Equity awards to our employees under our Annual Bonus Plan and LTIAP described above are made at the Compensation Committee’s meeting that occurs in February of each calendar year. Whether these awards are made before or after we release financial results for the prior fiscal year depends solely on when the Compensation Committee meets in relation to the meetings of the Board and the Audit Committee, the dates for all of which are set during the preceding year. We have no policy that times the granting of equity awards relative to the release of material non-public information. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our Shares on the NYSE on the date the award is made. The Compensation Committee has never re-priced options, granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant or granted options which are priced on a date other than the grant date. Equity awards for Vice Presidents and above for the 3-year performance period ending on December 31, 2014 were made at the Compensation Committee’s meeting on February 6, 2015 based on the closing price of our Shares on the NYSE on that date.

Termination and Change-in-Control Arrangements:

We have agreements in place with each of our named executive officers providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers.

Deductibility of Executive Compensation in Excess of $1.0 Million:

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. In structuring our compensation programs, the Compensation Committee considers this Section 162(m) exception; however, the Compensation Committee does not believe that it is necessarily in our best interests and the best interests of our shareholders for all compensation to meet the requirements of Section 162(m) for deductibility. As a result, the Compensation Committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

David W. Faeder, Chairman

Kristin Gamble

Gail P. Steinel

Joseph S. Vassalluzzo

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012, in accordance with current SEC rules. The Summary Compensation Table below does not include the value of the Shares issued to our named executive officers on February 6, 2015 for the performance period ending December 31, 2014. Those awards will appear in next year’s proxy statement in the Grants of Plan-Based Awards Table as well as the “Stock Awards” column of the Summary Compensation Table. The cash portion of the annual bonuses awarded pursuant to the Annual Bonus Plan in February 2015 based on 2014 performance is included below in the “Non-Equity Incentive Plan Compensation” column.

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
		($) (1)		($) (2)		($) (3)		($) (4)		($) (5)		($)
Donald C. Wood, President and Chief Executive Officer (PEO)	2014 2013 2012	$ $ $	850,000 850,000 850,000	$ $ $	— — —	$ $ $	6,369,693 6,351,889 6,311,961	$ $ $	1,155,437 1,232,466 1,173,000	$ $ $	13,140 16,716 21,606	$ $ $	8,388,270 8,451,071 8,356,567

James M. Taylor, Jr., Executive Vice President- Chief Financial Officer and Treasurer (PFO)	2014 2013 2012	$ $ $	400,000 400,000 169,231	$ $ $	— — 1,000,000	$ $ $	1,886,948 982,810 500,033	$ $ $	271,868 289,992 276,000	$ $ $	1,977 1,392 297	$ $ $	2,560,793 1,674,194 1,945,561

Dawn M. Becker, Executive Vice President-Chief Operating Officer; General Counsel and Secretary	2014 2013 2012	$ $ $	425,000 425,000 425,000	$ $ $	— — —	$ $ $	1,015,465 1,009,986 859,322	$ $ $	288,859 288,859 274,922	$ $ $	10,159 9,652 9,153	$ $ $	1,739,483 1,733,497 1,568,397

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the named executive officers into our non-qualified deferred compensation plan.
(2)	Mr. Taylor received a cash hiring bonus in connection with his joining the Trust on July 30, 2012.
(3)	Amounts shown in the Stock Awards column reflects the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 for the fiscal years ended December 31, 2014, 2013 and 2012. For a discussion of the valuation of these awards, please refer to Note 15 in the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 10, 2015.
(4)

Amounts shown in this column represent only the cash portion paid under our Annual Bonus Plan and include amounts deferred by our named executive officers into our non-qualified deferred compensation plan. For 2014, all of the named executive officers received 75% of their Annual Bonus in cash. For 2013 and 2012, Messrs. Wood and Taylor received 80% of their Annual Bonus in cash and Ms. Becker received 75% of her Annual Bonus in cash. The remaining amounts earned under the Annual Bonus Plan in 2014,

2013 and 2012 were paid in Shares in an amount equal to 120% of the cash value in consideration of a 3-year vesting schedule. The aggregate Annual Bonus paid to Ms. Becker and Messrs. Wood and Taylor for 2014 including both cash and Shares is as follows:

2014 Annual Incentive Bonus Information
Name	Annual Incentive Bonus Awarded	Amount Paid in Cash	Amount Paid in Shares	20% Premium Paid in Shares	Total Annual Incentive Bonus Paid	Number of Shares Issued
	($)	($)	($) (a)	($) (a)	($)	(#) (b)
Donald C. Wood	$1,540,583	$1,155,437	$385,146	$77,029	$1,617,612	3,248
James M. Taylor, Jr.	$362,490	$271,868	$90,623	$18,125	$380,615	764
Dawn M. Becker	$385,146	$288,859	$96,286	$19,257	$404,403	812

(a)	The value of the Shares awarded in 2015 as part of the Annual Bonus for 2014, will be reflected in the Summary Compensation Table and the Grant of Plan-Based Awards Table in next year’s proxy statement.
(b)	The number of Shares actually awarded to each executive officer was determined by dividing the amount of the award by $142.30, the closing price of our stock on the NYSE on February 6, 2015, the date the award was made.

(5)	The amounts shown in this column for the last fiscal year include the amounts below. The group-term life insurance, long-term disability insurance and contributions to the 401K plan are provided to the named executive officers on the same terms, condition and scope as are available to all of our full-time employees.

ALL OTHER COMPENSATION TABLE

Name	Group Term Life Insurance	Long-Term Disability Insurance Premium	Supplemental Life Insurance	Trust Contribution to Section 401(k) Plan	Total
	($)	($)	($)	($)	($)
Donald C. Wood	$2,208	$1,291	$3,141	$6,500	$13,140
James M. Taylor, Jr.	$630	$1,347	—	—	$1,977
Dawn M. Becker	$1,035	$1,291	$1,332	$6,500	$10,159

2014 GRANTS OF PLAN-BASED AWARDS TABLE

The following Share awards were made in 2014 for either a one or three-year performance period ending December 31, 2013 except with respect to the advance LTIAP award made to Mr. Taylor and discussed in more detail in the “Compensation Discussion and Analysis” section above. Awards made in 2015 to the named executive officers under the Annual Bonus Plan and LTIAP for either a one or three-year performance period ending December 31, 2014 will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (4)	Grant Date Fair Value
			(#)	($)
Donald C. Wood	2/6/2014	(1)	3,310	$369,727
	2/6/2014	(2)	53,715	$5,999,966
James M. Taylor	2/6/2014	(1)	779	$87,014
	2/6/2014	(2)	8,057	$899,967
	2/6/2014	(3)	8,057	$899,967
Dawn M. Becker	2/6/2014	(1)	1,034	$115,498
	2/6/2014	(2)	8,057	$899,967

(1)	Issued under our Annual Bonus Plan. These Shares vest equally over 3 years.
(2)	Issued under our LTIAP. These Shares vest equally over 3 years with respect to Mr. Wood and Ms. Becker and 5 years with respect to Mr. Taylor.
(3)	Issued as an advance LTIAP award. These shares vest equally over 5 years.
(4)	Dividends are paid on all Shares issued at the same rate and time as paid to all other holders of our Shares as declared by our Board from time to time.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information about outstanding equity awards held on December 31, 2014 by our named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable
	(#)	(#)	($)		(#)		($)
Donald C. Wood	144,788	0	$43.48	2/17/2019	3,310	(1)	$441,753
	84,507	0	$73.03	2/10/2018	53,715	(1)	$7,168,804
	18,701	0	$92.30	2/12/2017	2,193	(2)	$292,678
					37,387	(2)	$4,989,669
					1,084	(3)	$144,671
					20,842	(3)	$2,781,573
					60,931	(4)	$8,131,851
James M. Taylor, Jr.	0	0			779	(1)	$103,965
					8,057	(5)	$1,075,287
					8,057	(5)	$1,075,287
					516	(2)	$68,865
					5,608	(2)	$748,444
Dawn M. Becker	39,941	0	$73.03	2/10/2018	1,034	(1)	$137,998
	8,203	0	$67.66	2/16/2016	8,057	(1)	$1,075,287
					685	(2)	$91,420
					5,608	(2)	$748,444
					380	(3)	$50,715
					2,605	(3)	$347,663
					2,440	(6)	$325,642

(1)	One-third of these Shares vested on February 12, 2015 and the remaining Shares vest on February 12, 2016 and 2017.
(2)	One-half of these Shares vested on February 12, 2015 and the remaining Shares vest on February 12, 2016.
(3)	These shares vested on February 12, 2015.
(4)	These Shares vest on October 12, 2015.

(5)	One-fifth of these Shares vested on February 12, 2015 and the remaining Shares vest on February 12, 2016, 2017, 2018 and 2019.
(6)	One-half of these Shares vested on February 10, 2015 and the remaining Shares vest on February 10, 2017.

2014 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised in 2014 by each named executive officer and Shares that vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Donald C. Wood	0	$—	58,127	$6,488,260
James M. Taylor	0	$—	3,062	$340,127
Dawn M. Becker	0	$—	8,741	$975,960

2014 NON-QUALIFIED DEFERRED COMPENSATION

We maintain a non-qualified deferred compensation plan that is open to participation by 29 members of our management team, including our named executive officers. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our Annual Bonus Plan with deferral elections made in December of each year for amounts to be earned in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. We have an unsecured contractual obligation to each participant in the plan to pay him or her the actual amount he or she deferred into the plan together with a return calculated as if the deferred amounts had been invested in the investment options selected by the participant. We try to invest amounts deferred by participants into the same investment options in the same proportions as selected by the participant so that sufficient amounts will be available to pay each participant when required. The amounts deferred by Ms. Becker and Mr. Wood into the plan in 2014, the earnings on plan investments in 2014 and aggregate withdrawals and distributions made in 2014 are described below. Mr. Taylor does not participate in our deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year(a)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year- End
	($) (a)	($)	($)	($)	($)
Donald C. Wood	$250,000	$—	$208,655	$—	$3,908,924
Dawn M. Becker	$42,500	$—	$68,905	$—	$1,070,049

(a)	All amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

POTENTIAL PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

We have entered into agreements with each of our named executive officers that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Trust. Regardless of the reason for a named executive officer’s termination of employment, he or she will be entitled to receive upon termination all accrued but unused vacation pay and a distribution of any amounts in our non-qualified deferred compensation plan. No named executive officer is entitled to receive an award under the Annual Bonus Plan or the LTIAP for the year in which the termination occurs. Further, no named executive officer is entitled to receive an award under the Annual Bonus Plan or LTIAP for the year prior to the year of termination unless he or she is still employed when those awards are made in February of the following year. The agreements with each of our named executive officers contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to a named executive officer vary depending on the reason for termination and are summarized below.

1. Payments on Voluntary Termination: On any voluntary termination of employment, the named executive officers receive no additional compensation and all unvested options and Shares are forfeited. Each named executive officer has one year after terminating employment to exercise all vested options (subject to the 10-year term of those options). With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

2. Payments on Death and Disability: Upon death, the estates of our named executive officers receive the amount of his or her then current salary through the month in which death occurs. In the event of disability, our named executive officers are entitled to receive payments for one year equal to the difference between his or her then current salary and the amount of any payments received under any disability policy we maintained for his or her benefit and to receive health benefits for one year. Those payments are subject to gross-up for taxes on any non-tax exempt payments. On death or disability, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. The Retention/Non-Solicitation Awards to Ms. Becker in February 2011 and to Mr. Wood in October 2010 do not provide for accelerated vesting in the event of death or disability. Each named executive officer or his or her beneficiary has two years after the executive’s death or disability to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the death or disability. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

3. Payment on Termination for Cause: Upon termination for cause resulting from a failure to substantially perform his or her job responsibilities, each of our named executive officers is entitled to receive one month of base salary for every year he or she has been employed by us over 5 years up to a maximum of 6 months of base salary and to receive health benefits for that same time period. Our named executive officers are not entitled to receive any compensation on a termination with cause for any reason other than failure to perform. On a termination for cause, all unvested options and Shares are forfeited. In addition, the right to exercise any previously vested options issued under the LTIAP immediately terminates. With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

4. Termination without Cause: Upon a termination without cause, each of our named executive officers is entitled to receive the following:

•

A lump sum cash payment equal to a multiple of the highest base salary and the highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Taylor, the multiple is 1 time and for Mr. Wood, the multiple is 1.5 times.

•	Continuation of health and welfare benefits for a period of 9 months

•	Outplacement and administrative assistance for a period of 6 months

In addition, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated for each of our named executive officers. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. In addition, the Retention/ Non-Solicitation Award to Mr. Wood in October 2010 provides for accelerated vesting in the event of a termination without cause. The Retention/Non-Solicitation Award to Ms. Becker in February 2011 does not provide for accelerated vesting in the event of a termination without cause. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

5. Change of Control: Upon a change of control, each named executive officer is entitled to receive the following payments so long as he or she is terminated from employment or leaves for good reason within two (2) years after the change of control or voluntarily leaves employment within the thirty day window following the 1-year anniversary of the change of control:

•

A lump sum cash payment equal to a multiple of the highest base salary and highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Taylor the multiple is 2 times and for Mr. Wood, the multiple is 3 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 2 years for Ms. Becker and Mr. Taylor and 3 years for Mr. Wood

•	Continued use of any company owned automobile for 3 years for Mr. Wood

•

An amount equal to the excise tax charged to the named executive officer as a result of receiving any change of control payments plus an additional “gross-up” amount sufficient to pay the taxes to be paid by the named executive officer on the excise tax payment received

In addition, if the named executive officer is terminated within one year after the change of control, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, in the event of a change of control, the unvested Shares issued under the Retention/Non-Solicitation Awards to Ms. Becker in February 2011 and to Mr. Wood in October 2010 will vest. Mr. Wood will also receive the benefits described in his Health Coverage Continuation Agreement.

Under our 2001 and 2010 Plans, a change of control is deemed to have occurred when a person acquires a 20% interest in us, or our current Trustees, or those subsequently approved by our current Trustees, constitute less than two-thirds of our Board.

The amount of compensation payable to each of the named executive officers under various termination scenarios is reflected below. The following table does not include amounts for accrued but unused vacation pay or the distribution of any amounts in our non-qualified deferred compensation plan because all employees or participants in the applicable plan are entitled to the same benefit on a non-discriminatory basis. Our corporate policy permits employees, including our named executive officers, to accrue up to eight weeks of unused vacation time. The amounts shown below assume that the termination was effective on December 31, 2014 and therefore, includes all amounts earned to that date as well as an estimate of amounts that would be payable upon the termination.

	Cash Payment	Medical Benefits (1)	Accelerated Equity (2)	Other Benefits (3)	Excise Tax Gross-Up	Total
Donald C. Wood
Death	$—	$1,064,000	$12,708,376	$—	$—	$13,772,376
Disability(4)	$923,919	$1,438,391	$12,708,376	$—	$—	$15,070,686
TWOC	$3,585,875	$1,468,543	$17,708,374	$55,750	$—	$22,818,541
Termination for Cause	$425,000	$17,696	$—	$—	$—	$442,696
CIC	$7,171,749	$1,548,173	$17,708,374	$111,500	$—	$26,539,796

James M. Taylor, Jr.
Death	$—	$—	$2,542,155	$—	$—	$2,542,155
Disability(4)	$264,997	$30,499	$2,542,155	$—	$—	$2,837,651
TWOC	$762,490	$22,874	$2,542,155	$55,750	$—	$3,383,269
Termination for Cause	$—	$—	$—	$—	$—	$—
CIC	$1,524,980	$60,998	$2,542,155	$83,625	$—	$4,211,757

Dawn M. Becker
Death	$—	$—	$1,975,193	$—	$—	$1,975,193
Disability(4)	$291,383	$13,174	$1,975,193	$—	$—	$2,279,750
TWOC	$810,146	$9,880	$1,975,193	$55,750	$—	$2,850,970
Termination for Cause	$212,500	$6,587	$—	$—	$—	$219,087
CIC	$1,620,292	$26,347	$2,175,225	$83,625	$—	$3,905,489

(1)	Amounts in this column represent our estimate of the COBRA equivalent to provide the same benefits as being provided to each named executive officer at December 31, 2014 for the required time period. This estimate was determined by us with input from our health insurance broker and health coverage insurer to confirm that our estimate was consistent with the market cost of providing a stand-alone health insurance program with similar coverage. Because our health insurance program includes a self-insured retention, it is impossible to determine the exact cost to us of the continued health insurance. We believe the COBRA equivalent is the best possible measure of potential costs for these benefits. For Mr. Wood, this column also includes the following estimated costs (calculated in accordance with GAAP) pursuant to the Health Continuation Coverage Agreement with Mr. Wood: $1,064,000 in the event of death; $1,403,000 in the event of disability; and $1,442,000 in the event of termination without cause and change in control.
(2)	Amounts in this column were calculated by multiplying the number of unvested Shares and options that vest on the occurrence of the specified event as of December 31, 2014 by the value for each Share and option determined in accordance with the FASB ASC Topic 718.
(3)	Amounts in this column include the following: (a) the annual cost of administrative assistance in the amount of $96,500 for each of our named executive officers. This amount is based on estimated personnel costs for executive administrative assistants and assumes that each named executive officer has full time use of an assistant; (b) annual outplacement costs of $15,000 based on a current estimate of these costs; and (c) the estimated annual cost of $15,555 for Mr. Wood’s use of a company vehicle in the event of a change in control should he choose to use that benefit. There are no additional incremental costs to us for continuing to provide these individuals with office space, e-mail capability or a telephone.
(4)	The cash severance payment includes a payment of $622,000 plus $301,919 as a tax gross-up for Mr. Wood, a payment of $172,000 plus $92,997 as a tax gross-up for Mr. Taylor and a payment of $197,000 plus $94,383 as a tax gross-up for Ms. Becker.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Faeder, Ms. Gamble, Ms. Steinel and Mr. Vassalluzzo. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Trust.

ITEM 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

You are being asked to approve on an advisory basis the compensation of our named executive officers as described in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, the supplemental tables and the disclosure narratives accompanying these sections of this proxy statement.

Our compensation philosophy is designed to attract and retain top level real estate professionals and to motivate those professionals to achieve superior results for us and our shareholders. Our compensation packages include base salaries, annual incentive compensation, long-term incentives and various other benefits and perquisites. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals and that they are aligned with the interests of our shareholders. In considering whether to approve this proposal, we believe our shareholders should consider the following:

1. A significant portion of our named executive officers’ compensation is directly linked to our performance and the creation of long-term shareholder value through long-term incentive awards. The value of these awards is only recognized over a 6-year period that consists of a 3-year performance period plus a 3-year vesting period.

2. The compensation of our named executive officers is strongly tied to our performance and to the performance of the individual. The annual incentive compensation is only paid if we achieve our annual FFO objective and long-term incentives are earned on the basis of our absolute and relative shareholder returns as well as our return on invested capital.

3. We have an appropriate balance of pay between short-term and long-term objectives.

4. Our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are incentivized to act in the best long-term interests of the Trust through stock ownership guidelines.

5. We have no perquisites for our named executive officers that are not widely available to other employees other than as described in the CD&A and the “Potential Payments on Termination of Employment and Change-in Control” section above.

We are requesting your advisory and non-binding approval of the compensation of our named executive officers for 2014 as disclosed in the CD&A, the Summary Compensation Table, the supplemental tables and the disclosure narratives accompanying these sections of this proxy statement. This proposal allows our shareholders to express their opinions regarding the decisions made by the Compensation Committee on the annual compensation to the named executive officers for 2014; however, because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer for 2014 and will not be binding on the Compensation Committee, the Board or the Trust. The Board and our Compensation Committee value the opinions of our shareholders and will review the results of this vote and take them into consideration in addressing future compensation policies and decisions.

Our shareholders have the opportunity at our Annual Meeting to vote, in person or by proxy, on the following:

RESOLVED, that the shareholders of the Trust hereby approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table, the supplemental tables and the narrative disclosures accompanying these materials as required by Item 402 of Regulation S-K.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, this proposal. If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE, THE SUPPLEMENTAL TABLES AND NARRATIVE DISCLOSURES ACCOMPANYING THESE SECTIONS.

ITEM 4

RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER OUR 2010 PERFORMANCE INCENTIVE PLAN

The Board is recommending that the shareholders re-approve the material terms of the performance goals that may apply to certain awards under our 2010 Performance Incentive Plan (the “2010 Plan”). Shareholders approved the 2010 Plan at our Annual Meeting held on May 4, 2010. Re-approval of the material terms of performance goals is needed under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) if the Trust is to preserve its ability to take a federal tax deduction for certain performance awards made to certain executive officers under the 2010 Plan. The Board is not seeking approval for any changes to the 2010 Plan or any increase in the number of Shares available for issuance under the 2010 Plan. The terms of the 2010 Plan set forth herein (including the performance goals for which we seek re-approval) are identical to those that were approved by the shareholders in 2010.

Performance Goals under the 2010 Plan

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Trust’s “covered employees” under Internal Revenue Service guidance. These include the chief executive officer and the three other most highly compensated officers of a publicly-held corporation other than the corporation’s principal financial officer. However, the deduction limit does not apply to qualified “performance-based compensation.” In order to qualify as “performance-based compensation”, among other requirements, the awards must be subject to performance goals, the “material terms” of which have been approved by shareholders within five years before the grant date of such awards. Because almost five years have passed since shareholder approval of the 2010 Plan was obtained, the Board is submitting this proposal to shareholders for re-approval of the material terms of the performance goals set forth in the 2010 Plan. If the shareholders fail to approve the proposal, we will still be able to make awards under the 2010 Plan, but some awards paid to certain of our senior executives may not be deductible by the Trust, which could result in additional taxable income to the Trust.

The material terms of the performance goals under the 2010 Plan consist of (i) the class of individuals eligible to receive performance awards, (ii) the maximum amounts of cash or shares that can be provided for these types of awards, and (iii) the types of business criteria on which the payouts or vesting for performance awards are based.

Performance awards may be made under the 2010 Plan to (i) any employee of, or a service provider to, the Trust or of any affiliate, including any such employee or service provider who is an officer or trustee of the Trust, or of any affiliate, as the Compensation Committee shall determine and designate from time to time, and (ii) any outside trustee.

The maximum number of shares subject to options and share appreciation rights that can be awarded under the 2010 Plan to our chief executive officer is 500,000 shares per calendar year and to any other person is

250,000 shares per calendar year. The maximum amount that may be earned by a grantee as a performance award intended to qualify as “performance-based compensation” under Section 162(m) for a fiscal year or for each full or partial fiscal year included in the performance period for such award may not exceed $3,000,000. If a performance award is settled by the grant of another award, such other award will be valued at the fair market value of shares covered by such other award, except that other awards issued in the form of options or share appreciation rights will be valued at the fair market value of such options or share appreciation rights.

The 2010 Plan provides that the Compensation Committee acting as Administrator may grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance goals, which shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria during a specified period, as specified by the Administrator consistent with the terms of the 2010 Plan. At the discretion of the Administrator, performance awards granted under the 2010 Plan may be designed to qualify as “performance-based compensation” under Section 162(m). In order for a performance award to qualify under Section 162(m), the Administrator may select one or more performance goals only from the following business criteria listed in the 2010 Plan:

• total shareholder return;	• return on invested capital;
• total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or a REIT Index;	• return on investment; • operating earnings; • working capital; • ratio of debt to shareholders’ equity;
• net earnings;	• revenue;
• pretax profits;	• share price;
• earnings before interest expense, taxes, depreciation and amortization;	• market share or market penetration; • funds from operations per share;
• funds from operations;	• operating margin;
• dividends;	• earnings per share;
• return on equity;	• attainment of leasing goals; and
• attainment of acquisition, disposition, financing, refinancing, or capitalization goals;	• pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items.
• value creation in the form of an increase in the net asset value of a real estate development or redevelopment project;

One or more of the performance goals listed above may be measured on a consolidated basis, and/or with respect to specified subsidiaries or business units, geographic regions or properties of the Trust (except with respect to the total shareholder return and earnings per share criteria), on an absolute or relative basis. In the case of awards intended to qualify for exception from the limits of Section 162(m), under Section 162(m), the Administrator may retain discretion to reduce the amount of an award payable upon achievement of the established performance objectives and to the extent provided at the time of establishment of the performance objectives for an award, adjust the award for unforeseen events, such as a change in accounting rules, after the date the award is made.

2010 Plan Summary

Provided below is a summary of the principal features of the 2010 Plan. The summary does not purport to be a complete description of all the provisions of the 2010 Plan, a complete copy of which is attached as Appendix A to our definitive proxy statement for our 2010 Annual Meeting of Shareholders filed with the SEC on March 24, 2010, as amended by the Amendment filed as Appendix A to the amended definitive proxy statement filed with the SEC on April 22, 2010.

Purpose: The purpose of the 2010 Plan is to enhance our ability to attract, retain and compensate highly qualified trustees, officers, key employees and other persons. It also acts as an incentive to motivate such trustees, officers, key employees and other persons to improve our business results and earnings by providing them with a direct opportunity to participate in our future success.

Duration: The 2010 Plan will expire on March 10, 2020.

Administration: The Compensation Committee acts as “Administrator” of the 2010 Plan and is responsible for the general operation and administration of the 2010 Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the 2010 Plan. The Administrator has full and final authority to designate grantees, determine the type or types of awards to be made to grantees, to establish the terms and conditions of each award, and to take such other actions as provided under, and in accordance with, the terms of the 2010 Plan.

Shares Available for Issuance: Shares issued under the 2010 Plan consist of authorized but unissued shares. Certain shares subject to awards may be added back into the 2010 Plan in accordance with the terms of the 2010 Plan. Subject to adjustment under the 2010 Plan, the maximum number of shares available for issuance under the 2010 Plan is 2,450,000 shares.

Participants: Awards may be made under the 2010 Plan to (i) any employee of, or a service provider to, the Trust or of any affiliate, including any such employee or service provider who is an officer or trustee of the Trust, or of any affiliate, as the Administrator shall determine and designate from time to time, and (ii) any outside trustee. Our affiliates for this purpose include entities controlled by us or under common control with us.

Amendment or Termination: Subject to the terms of the 2010 Plan, the Board may terminate or amend the 2010 Plan at any time and for any reason. Amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code, the NYSE, the SEC or other applicable laws.

Types of Awards: The 2010 Plan provides for the grant of options, share appreciation rights, restricted shares, restricted share units, unrestricted share awards, dividend equivalent rights, performance and annual incentive awards and other performance-based awards or cash in accordance with the terms of the 2010 Plan.

Effect of Certain Corporate Transactions: Except as otherwise provided in an award agreement, certain change of control transactions involving us, such as a sale of the Trust, may cause outstanding shares subject to awards, restricted share units and share options granted under the 2010 Plan to vest, unless the awards are continued or substituted in connection with the change of control transaction. Further, except as otherwise provided in an award agreement, if an individual receiving an award is terminated involuntarily other than for cause within one year following a change of control transaction, the individual’s outstanding shares subject to awards, restricted share units and share options will become fully vested upon the involuntary termination.

Adjustments for Share Dividends and Similar Events: The Administrator will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2010 Plan, including the individual limitations on awards, to reflect share dividends, share splits and other similar events.

Federal Tax Consequences

Incentive Share Options: The grant of an option will not be a taxable event for us or for the recipient of the option award. The recipient of an option award will not recognize taxable income upon exercise of an incentive share option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of shares received pursuant to the exercise of an incentive share option will be taxed as long-term capital gain if the recipient holds the shares for at least two years after the date of grant and for one year after the date of exercise. We will generally not be entitled to any business expense deduction with respect to the exercise of an incentive share option.

Non-Qualified Options: The grant of an option will not be a taxable event for us or the recipient. Upon exercising a non-qualified option, a recipient will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the recipient will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). We will generally be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income if we comply with Section 162(m), if applicable.

Restricted Shares: An individual who is awarded restricted shares will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares are subject to restrictions (that is, the restricted shares are nontransferable and subject to a substantial risk of forfeiture). However, the recipient may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the recipient does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the recipient and will be taxable in the year the restrictions lapse. We will generally be entitled to a deduction for compensation paid in the same amount treated as compensation income to the recipient in the year the recipient is taxed on the income if we comply with Section 162(m), if applicable.

Dividend Equivalent Rights: Individuals who receive dividend equivalent rights will be required to recognize ordinary income equal to the amount distributed to the individual pursuant to the award. We will generally be entitled to a deduction for compensation paid in the same amount treated as compensation income to the income in the year the individual is taxed on the income if we comply Section 162(m), if applicable.

Other Stock-Based Awards: For other stock-based awards, the granting of such awards will have no federal income tax consequences for us or for the individual recipient of an award. However, upon the payment of cash or shares or a combination thereof for such awards, or the vesting of such awards, the individual recipient of such award will recognize ordinary income for federal income tax purposes. We will generally be entitled to a business expense deduction in the same amount and generally at the same time as the individual recognizes ordinary income if we comply with Section 162(m), if applicable.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER OUR 2010 PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 regarding our equity compensation plans, all of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)(2)) (c)
Equity compensation plans approved by security holders	343,599	$61.55	1,928,112
Equity compensation plans not approved by security holders	—	—	—

Total	343,599	$61.55	1,928,112

(1)	Consists entirely of Shares authorized for issuance under our 2001 Plan.
(2)	Consists entirely of Shares authorized for issuance under our 2010 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policies:

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Trust on an arms-length basis in any related party transaction. All transactions between us and any of our Trustees, named executive officers or other vice presidents, or between us and any entity in which any of our Trustees, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved in advance by the Audit Committee. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner of a company so long as the lease is entered into in the ordinary course of ours and the tenant’s businesses and is negotiated at arms-length and on market terms.

Related Party Transactions:

None of our named executive officers had any indebtedness to the Trust as of March 20, 2015 or at any time during 2014.

Mr. Thompson serves as the President and Chairman of the Board of Directors of Thompson Hospitality Corporation. Thompson Hospitality Corporation and its wholly owned subsidiaries (collectively, “THC”) lease from us approximately 17,400 square feet in three of the Trust’s properties under leases that were negotiated prior to Mr. Thompson’s joining the Board in July 2007. These leases were negotiated at arms-length and reflected market conditions at the time each lease was signed. In June 2012 we entered into a fourth lease with THC for 6,500 square feet of space at one of our recently redeveloped properties (“New Location”) because we believed that THC’s American Tap Room restaurant concept would be a successful fit for the market. The terms of the lease were negotiated at arms-length and reflected market conditions consistent with leases for similar uses in the redeveloped portion of that property at that time. The four leases expire on December 31, 2016, August 31, 2017, June 30, 2020 and July 31, 2023. We anticipate receiving approximately $1.3 million in rent and other related charges in 2015 from the four leased locations. In addition to the leases, one of our wholly owned subsidiaries entered into a partnership with THC to operate the restaurant at the New Location. We own 80% of the partnership and THC owns the remaining 20% of the partnership and acts as the manager of the restaurant. The terms and structure of the partnership with THC were negotiated at arms-length and reflect terms, structures and conditions consistent with other restaurant investments we have made and include market management and license fees payable to THC. The Board determined that Mr. Thompson met all independence requirements established by the NYSE, the SEC, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations during his service as a Trustee during 2014 as described in the “Independence of Trustees” section above.

Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Potential Payments on Termination of Employment and Change-in-Control” section above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Trustees, executive officers and any persons who beneficially own more than 10% of our Shares are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of our Shares with the SEC and with the NYSE. To our best knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2014.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements and financial statement schedules (the “Annual Report”), is being mailed to shareholders with this proxy statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request, addressed to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Annual Report. A copy of the Annual Report is also available online at www.federalrealty.com.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside unless we have received contrary instructions from shareholders. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the Annual Report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder sharing an address with another shareholder desires at this time to receive a separate copy of this proxy statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling our Investor Relations Department at (800) 937-5449, by writing to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852, or by sending an e-mail to Investor Relations at IR@federalrealty.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

Proposals of shareholders intended to be presented at the 2016 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be received by us no later than December 3, 2015 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

For the Trustees,

Dawn M. Becker
Executive Vice President—General
Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SUBMIT IT TODAY.

0

FEDERAL REALTY INVESTMENT TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and JAMES M. TAYLOR, JR., or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at AMP by Strathmore, 11810 Grand Park Avenue, North Bethesda, Maryland on Wednesday, May 6, 2015 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 6, 2015

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report/Form 10-K Wrap are available at: http://ir.federalrealty.com/phoenix.zhtml?c=84166&p=proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20730303000000000000 3 050615

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1

AND “FOR” PLEASE PROPOSALS SIGN, 2, 3 DATE AND 4, AND AND THE RETURN PROXIES WILL PROMPTLY VOTE IN THEIR IN SOLE THE JUDGMENT ENCLOSED UPON ENVELOPE ANY OTHER MATTERS . PLEASE PROPERLY MARK COMING YOUR BEFORE VOTE THE MEETING IN BLUE OR OR ANY BLACK POSTPONEMENT INK AS OR ADJOURNMENT SHOWN HERE THEREOF x .

1. Statement: To elect the following Trustees as set forth in the accompanying Proxy

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

FOR

AGAINST

ABSTAIN

FOR ALL NOMINEES

FOR WITHHOLD ALL NOMINEES AUTHORITY

FOR ALL EXCEPT (See instructions below)

NOMINEES

Jon E. Bortz

David W. Faeder

Kristin Gamble

Gail P. Steinel

Warren M. Thompson Joseph S. Vassalluzzo Donald C. Wood

3. To hold an advisory vote approving the compensation of our named executive officers.

4. To re-approve the performance goals under our 2010 Performance Incentive Plan.

5. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date:

Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 6, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Annual Report/Form 10-K Wrap are available at: http://ir.federalrealty.com/phoenix.zhtml?c=84166&p=proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730303000000000000 3 050615

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1

AND “FOR” PROPOSALS 2, 3 AND 4, AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1. To elect the following Trustees as set forth in the accompanying Proxy

Statement:

FOR ALL NOMINEES

NOMINEES:

FOR

AGAINST

ABSTAIN

WITHHOLD AUTHORITY

FOR ALL NOMINEES

Jon E. Bortz

David W. Faeder

Kristin Gamble

Gail P. Steinel

Warren M. Thompson

Joseph S. Vassalluzzo

Donald C. Wood

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. To hold an advisory vote approving the compensation of our named executive officers.

4. To re-approve the performance goals under our 2010 Performance Incentive Plan.

5. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date:

Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.